Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the registration statement on Form N-1A ("Registration Statement") of our reports dated February 18, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of the CGM Focus Fund, CGM Realty Fund and CGM Mutual Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and “Disclosure of Portfolio Holdings” in such Registration Statement.

Boston, Massachusetts
April 28, 2015